SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    Form 8-K

                                 Current Report


                     Pursuant to section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                   Date of earliest event reported: October 22, 1998


                                   SONAT INC.
                 (Exact name of registrant as specified in its charter)


                 Delaware             1-7179                63-0647939
                (State of           (Commission            (IRS Employer
               Incorporation)        File Number)        Identification No.)


               AmSouth-Sonat Tower
               Birmingham, Alabama                           35203
               (Address of Principal Executive Offices)    (Zip Code)


                  Registrant's telephone number, including area code:
                                      205-325-3800


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Item 5.           Other events.

      On October 22, 1998, Sonat Inc. announced its third quarter results, which reflect the adoption of the full cost method of accounting for its exploration and production business segment. A copy of the press release, including third quarter results, is filed as an exhibit to this report.

                         Change to Full Cost Accounting

      Sonat Exploration Company changed from successful efforts to full cost accounting because its future capital spending will be focused significantly more on exploration activity than in the past. Full cost accounting, which amortizes rather than expenses dry-hole exploration and other related costs, provides a more appropriate method of matching revenues and expenses. Exploration activity has increased from 6 percent of 1995 capital spending, or $27 million, to an estimated 33 percent of 1998 capital spending, or approximately $175 million. A significant percentage of Sonat Exploration's 1999 capital program will be spent on exploratory drilling.

      The adoption of the full cost method is expected to increase 1998 and 1999 normalized earnings from levels that would have been reported under successful efforts accounting and, more important, will reduce earnings volatility from quarter-to-quarter and year-to-year going forward. Sonat's earnings will now be more comparable to its integrated pipeline company peers that have substantial exploration and production operations, most of which use the full cost method. The change to full cost accounting will not materially affect the company's cash flow from operations.

      Sonat has restated all prior financial statements as a result of the conversion to full cost accounting. As a part of this process, all previous charges related to the impairment of Sonat Exploration's assets, including those taken in 1998, were reversed, which significantly raised the book value of those properties as well as Sonat's stockholders' equity. The full cost method, however, requires quarterly ceiling tests to ensure that the carrying value of assets on the balance sheet is not overstated. Sonat Exploration has performed ceiling tests for each of the three 1998 quarters and appropriate charges have been taken. The third quarter test was based on NYMEX prices of $1.67 per thousand cubic feet (Mcf) for natural gas and $14.98 per barrel for oil, and was adjusted for hedges, basis differentials and other pricing factors. Future quarterly full cost ceiling tests will be based on the then-current NYMEX prices for both natural gas and oil after adjustments. The end result of the full cost conversion is that both the book value of Sonat Exploration's properties and Sonat's stockholders' equity are at higher levels than if it had continued with the successful efforts method of accounting.

                                Financial Results

      Under the full cost method of accounting, Sonat earned $37.4 million, or $.34 per share, for the three months ended September 30, 1998, after eliminating a $295.8 million, or $2.69 per share, ceiling test charge under full cost accounting rules. Third quarter 1998 results compare with $52.3 million, or $.47 per share, for the same 1997 period. The decline in normalized earnings is principally due to sharply lower oil and natural gas prices and lower production.


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      For the nine months ended  September 30, 1998,  the company  earned $136.8 million, or $1.24 per share, after eliminating the previously mentioned third quarter charge as well as ceiling test and restructuring charges totaling $386.8 million, or $3.51 per share, in the previous two 1998 quarters. This compares with earnings of $176.2 million, or $1.58 per share, for the first nine months of 1997.

      The change to full cost accounting had the effect of increasing third quarter 1998 and 1997 normalized earnings by $24.4 million, or $.22 per share, and $23.7 million, or $.21 per share, respectively. Nine-month 1998 and 1997 normalized earnings were increased by $54.7 million, or $.49 per share, and $60.9 million, or $.54 per share, respectively




Item 7.     Financial Statements, Pro Forma Financial
            Information and Exhibits

The Index to Exhibits to this Report is incorporated herein by reference.


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                              SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    Sonat Inc.



                                    By:      /s/ William A. Smith
                                          William A. Smith
                                           Executive Vice President and
                                             General Counsel


Dated:      October 22, 1998



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                                    SONAT INC.
                           CURRENT REPORT ON FORM 8-K

                                INDEX TO EXHIBITS


Exhibit
No.         Exhibit


99*         Press Release dated October 22, 1998


-----------------

* Filed herewith




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